IVY FUND
                             Ivy International Fund

                   Establishment and Designation of Additional
                     Class of Shares of Beneficial Interest,
                             No Par Value Per Share

         The undersigned, being at least a majority of the Trustees of Ivy Fund (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, acting pursuant to Article III of the Agreement and Declaration of Trust, dated December 21, 1983, as amended and restated December 10, 1992, (the "Declaration of Trust") of the Trust, having (a) redesignated the shares of beneficial interest of the Trust outstanding as of October 23, 1993 and originally designated as shares of beneficial interest of "Ivy International Fund" as shares of beneficial interest of "Ivy International Fund--Class A;" (b) designated an unlimited number of authorized and unissued shares of beneficial interest of the Trust as "Ivy International Fund--Class A;" (c) divided the shares of beneficial interest of the Ivy International Fund series of the Trust into an additional class, designated as "Ivy International Fund--Class B;" and
(d) designated an unlimited number of authorized and unissued shares of beneficial interest of the Trust as "Ivy International Fund--Class B;" do hereby further divide the shares of beneficial interest of the Ivy International Fund series of the Trust into one additional class, no par value per share, to be designated as "Ivy International Fund--Class I" and designate an unlimited number of authorized and unissued shares of beneficial interest of the Trust as "Ivy International Fund--Class I" (such shares hereinafter referred to as the "Class I Shares"), having the following special and relative rights:

                  The Class I Shares of Ivy International Fund shall be subject to all provisions of the Declaration of Trust relating to shares of the Trust generally, and those set forth as follows:

         (a) The assets belonging to the Class I Shares shall be invested in the same investment portfolio of the Trust as the assets belonging to the Class A Shares and the Class B Shares of Ivy International Fund (and such other class of shares of Ivy International Fund as may be established and designated from time to time).

     (b) The dividends and distributions with respect to the Class I Shares shall be in such amount as may be declared from time to time by the Trust's Board of Trustees, and such dividends and distributions may vary from dividends and distributions with respect to other classes of shares of Ivy International Fund to reflect differing allocations of the expenses of the Trust among the holders of the classes and to equalize the net asset value per share of the classes, to such extent and for such purposes as the Board of Trustees may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Trust among the classes of shares of Ivy International Fund shall be determined in a manner that is consistent with the order dated March 30, 1993 (Investment Company Act of 1940 Release No. IC-19368) issued by the United States Securities and Exchange Commission in connection with the application for exemption filed by the Trust, The Mackenzie Funds Inc., Mackenzie Investment Management Inc. and Ivy Management Inc. (the "Order"), any amendment to such Order or any rule or interpretation under the 1940 Act that modifies, supersedes or relates to such Order.

         (c) The holders of the Class I Shares shall have (i) exclusive voting rights with respect to matters on which the holders of the Class I Shares shall be entitled to exclusive voting rights under applicable federal or state law and (ii) no voting rights with respect to matters on which the holders of another class of shares of Ivy International Fund or the holders of another series or class of series of shares of the Trust shall be entitled to exclusive voting rights under applicable federal or state law.

         The undersigned, being a majority of the Trustees of the Trust, hereby determine that the foregoing shall be effective upon filing with the office of the Secretary of the Commonwealth of Massachusetts.



/S/ JOHN S. ANDEREGG, JR                    /S/ GLENN A. MILLER_________________
John S. Anderegg, Jr., as Trustee           Glenn A. Miller, as Trustee


/S/ PAUL H. BROYHILL____________________    ____________________________________
Paul H. Broyhill, as Trustee                Michael R. Peers, as Trustee


/S/ STANLEY CHANNICK____________________    /S/ JOSEPH G. ROSENTHAL_____________
Stanley Channick, as Trustee                Joseph G. Rosenthal, as Trustee


/S/ FRANK W. DEFRIECE, JR._______________   /S/ RICHARD N. SILVERMAN____________
Frank W. DeFriece, Jr., as Trustee          Richard N. Silverman, as Trustee


/S/ MICHAEL G. LANDRY__________________     /S/ JAMES B. SWAN___________________
Michael G. Landry, as Trustee               James B. Swan, as Trustee